EXHIBIT 99.1



               THE BOARDS OF DIRECTORS OF THE MEDITRUST COMPANIES
          UNANIMOUSLY AGREE TO ACQUIRE LA QUINTA INNS FOR $3.0 BILLION

            Transaction Expected To Be 15% Accretive to Meditrust FFO

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     Needham, MA and San Antonio, TX (January 4, 1998) - The Meditrust Companies
("Meditrust") (NYSE: MT) and La Quinta Inns, Inc. ("La Quinta") (NYSE: LQI) announced today that they have signed a definitive agreement providing for Meditrust Corporation to acquire La Quinta by means of a merger of the two companies. The total consideration for the transaction will be $26.00 per share, in a combination of newly issued shares in Meditrust and cash, subject to certain adjustments. Meditrust will also assume approximately $900 million in outstanding La Quinta debt. The total transaction is valued at approximately
$3.0 billion. Upon completion of the transaction, The Meditrust Companies will have a total market capitalization of approximately $7.5 billion.

     The transaction is expected to be approximately 15% accretive to Meditrust's funds from operations ("FFO") per share for the first twelve months of combined operations and is expected to contribute significantly to the growth of the combined entity in future years. Meditrust intends to maintain its historical record of quarterly increases in shareholder dividends. The transaction will be accounted for as a purchase, and is expected to close in the second quarter of 1998.

     La Quinta is a fully integrated lodging company that focuses on the ownership, operation and development of its two hotel products: (i) La Quinta Inns, a chain positioned in the midprice segment without food and beverage facilities, and (ii) La Quinta Inn & Suites, a new concept positioned at the upper end of the midprice segment without food and beverage facilities. La Quinta currently owns and operates 234 Inns and 36 Inn & Suites with a total of approximately 35,000 rooms. La Quinta's hotels are located in 28 states with strong market positions in numerous southern and western states.













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     Abraham D. Gosman, chairman of the board of directors of The Meditrust
Companies, said, "Meditrust is off and running. The acquisition of La Quinta is consistent with our stated strategy to make accretive acquisitions of growth companies, in growth industries, with strong management teams, that can become consolidators in their industries. We intend to capitalize on these opportunities as they arise. This acquisition represents a platform for a lodging and leisure sector within Meditrust."

     Mr. Gosman continued, "La Quinta's growth plan is to have over 100 Inn & Suites hotels with approximately 13,500 additional rooms to be opened by the end of 1999. This program will increase the availability of total rooms by approximately 45% and will result in Inn & Suites representing over 30% of total La Quinta brand rooms by the end of 1999. With the successful completion of La Quinta's comprehensive chain-wide re-imaging program and execution of its Gold Medal(R) Rooms Program - the complete renovation of over 30,000 La Quinta Inn rooms - La Quinta has achieved its goal of creating the most consistent, high-quality lodging chain in the midprice segment of the industry. Over the last three years, La Quinta management and employees have transformed the company into one of the premier brands in its segment. La Quinta's employees and management will play a critical role in the future of our combined company."

     Gary L. Mead, president and chief executive officer of La Quinta Inns, Inc., said, "This transaction allows La Quinta shareholders to convert their shares into Meditrust shares on favorable terms and to participate in the upside potential of the combined company. We feel that the strengths of the La Quinta organization will add significantly to Meditrust's long-term growth strategy. Additionally, the combined company will have greater financial flexibility than La Quinta would have on a stand-alone basis. We are proud that we are able to provide our shareholders with such a strong partner. Meditrust has had strong financial performance - an average annual total return of 22% from inception through 1996 - and 47 consecutive quarterly dividend increases."

     Ezzat S. Coutry, chief operating officer of La Quinta, said, "La Quinta is the largest owner and operator of midprice hotels without food and beverage facilities - a segment that is less sensitive to economic cycles than others within the lodging industry. We have a proven portfolio of properties, a well-recognized brand and the management expertise to create value for all shareholders. La Quinta today has one of the highest customer satisfaction ratings in the lodging industry. We also have a highly rated frequent travelers program, The Returns(R) Club, with over 300,000 members, approximately 10% of whom spend more than 30 nights a year at a La Quinta property. Combining Meditrust's financial strength and ability to access the capital markets coupled with La Quinta's operating and development experience will enhance La Quinta's ability to create lasting brand value for the future."













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     Abraham Gosman will continue to serve as chairman of the boards of directors of The Meditrust Companies. Upon completion of the merger agreement, Gary Mead, currently president and chief executive officer of La Quinta will step aside to allow Ezzat Coutry, currently chief operating officer of La Quinta, to become president and chief executive officer of La Quinta. Prior to joining La Quinta in 1996, Mr. Coutry spent 20 years at Marriott International, Inc. where he held various senior operations management positions overseeing Marriott Hotels & Resorts, Courtyard, Residence Inn and Fairfield Inn brands. The rest of the La Quinta senior officers also plan to stay with the new organization.

     Under the terms of the Merger Agreement, La Quinta will merge with and into Meditrust Corporation. La Quinta shareholders will have the option to elect to receive, subject to the amount of aggregate cash payable being limited to approximately 25% of the total transaction consideration, either: (i) a combination of Meditrust stock and the special dividend distribution of earnings and profit referred to below, or (ii) cash. The stock consideration will be payable in Meditrust paired shares under an exchange ratio determined based on the average closing price of Meditrust's paired shares for 20 randomly determined trading days in a 30-day period ending the seventh day prior to La Quinta's shareholder meeting called to consider the merger, defined as the "Meeting Date Price." The Merger Agreement provides that La Quinta shareholders electing to receive cash will receive, subject to the maximum cash limitations, $26.00 per exchanged La Quinta share.

     The Merger Agreement also provides that La Quinta shareholders electing to receive stock consideration will receive $26.00 in value so long as the Meeting Date Price is between $34.20 and $41.80. The $26.00 in value will be comprised of: (i) paired shares and (ii) a special dividend distribution of La Quinta's earnings and profit. The special dividend distribution is expected to be declared immediately prior to the merger, payable to all Meditrust shareholders of record on a date to be determined by Meditrust between the 15th and the 45th day following the merger and payable within 15 days of such record date. Above and below the $34.20 and $41.80 Meditrust share values, the value received by La Quinta shareholders electing to receive stock consideration is subject to adjustment based on certain cap and collar mechanisms as described in the Merger Agreement. If the Meeting Date Price is below $30.40, La Quinta will have the right to terminate the Merger Agreement under certain circumstances, subject to a top-up right exercisable by Meditrust. If the Meeting Date Price is below $28.50, La Quinta will have the unilateral right to terminate the Merger Agreement. On January 2, 1998, the closing price of Meditrust's paired shares was $36.375.

     All La Quinta shareholders will have the right to elect cash consideration for each of their shares. In the event that cash to be paid both pursuant to cash elections in the merger and in the post-closing dividend distribution exceeds approximately 25% of the total transaction consideration, the cash merger consideration will be distributed pro rata among those shares submitted for cash and all other La Quinta shares will receive paired shares and the post-closing dividend distribution.












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     The transaction is anticipated to be tax-free to La Quinta shareholders who receive only Meditrust paired shares, except to the extent of: (i) the value of the paired operating company of the paired shares, which is estimated at approximately 5% of the total value of the paired shares, and (ii) the special dividend distribution referred to above. Further, La Quinta shareholders who receive cash in the transaction (including the associated earnings and profit distribution) will be taxable to the extent of such cash, with the cash received as merger consideration generally treated as capital gains and the earnings and profit distribution treated as ordinary income.

     The transaction is conditioned, among other things, upon approval of a majority of Meditrust Corporation's and Meditrust Operating Company's outstanding shares, two-thirds of La Quinta's outstanding shares, and regulatory agencies. In the event that the merger agreement is terminated, under certain circumstances, including in order to allow La Quinta to pursue a superior proposal (as defined in the Merger Agreement), La Quinta will be required to pay Meditrust a break-up fee of $75 million.

     In a separate agreement, Gary Mead, Thomas M. Taylor & Co. and entities and individuals associated with certain members of the Bass family who own in the aggregate approximately 28% of La Quinta's shares have agreed, among other things, to vote their La Quinta shares in favor of the proposed transaction with Meditrust.

     The Merger Agreement has been unanimously approved by the boards of directors of Meditrust Corporation, Meditrust Operating Company and La Quinta. Salomon Smith Barney acted as financial advisor and provided a fairness opinion to The Meditrust Companies. Merrill Lynch & Co. Incorporated acted as financial advisor and provided a fairness opinion to La Quinta.

     La Quinta Inns, Inc. is the largest owner/operator of midpriced hotels in the United States, with 234 La Quinta Inns and 36 La Quinta Inn & Suites with a total of approximately 35,000 rooms. La Quinta Inns operate primarily in the midprice segment without food and beverage facilities and La Quinta Inns & Suites in a new concept positioned at the upper end of that segment. The Company has inns located in 28 states, concentrated in the southern and western states.

     The Meditrust Companies, a paired share real estate investment trust and the nation's largest health care real estate investment trust, with headquarters in Needham, Massachusetts, consists of Meditrust Corporation and Meditrust Operating Company. Meditrust has investments in over 500 health care facilities in 41 states with 38 different operators and has a total market capitalization in excess of $4.5 billion.


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Certain matters discussed within this press release may constitute forward-looking statements within the meaning of the federal securities laws. Although Meditrust and La Quinta believe the statements are based on reasonable assumptions, the companies can give no assurance that their expectations will be attained. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, without limitation, general economic and real estate conditions, the availability of equity and debt financing for acquisitions and renovations, interest rates, competition for hotel services in a given market and other risks detailed from time to time in the filings of Meditrust Corporation, Meditrust Operating Company, and La Quinta with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.